Press Contact: Kathleen Barrett

Phone: 603-334-1251

Email: kbarrett@bankprov.com

Investor Contact: Joe Reilly, CEO

Phone: 603-494-8552

Email: jreilly@bankprov.com

Provident Bancorp, Inc. Names Kenneth Fisher

Executive Vice President and Chief Financial Officer

May 7,2024

[Amesbury, MA] — Provident Bancorp, Inc. (NASDAQ: PVBC) (the “Company”), the holding company for BankProv (the "Bank"), announced today the appointment of Kenneth Fisher as Executive Vice President and Chief Financial Officer of both the Company and the Bank. Mr. Fisher is a CPA and seasoned financial professional who brings over two decades of experience in finance, accounting and executive leadership to his new role.

BankProv — widely recognized in the commercial banking sector for its devotion to empowering local businesses and for its expertise in delivering innovative banking services — welcomes Mr. Fisher as a key addition to its executive team. In his capacity as CFO, Mr. Fisher will oversee our finance, treasury and investor relation functions, while supporting the Company’s strategic initiatives.

Prior to joining BankProv, Mr. Fisher most recently served as CFO at Bluejay Diagnostics, Inc., an early-stage medical diagnostics company. His previous roles include Executive Vice President, Chief Financial Officer, and Treasurer at Meridian Bancorp, Inc. and its subsidiary, East Boston Savings Bank, among others. He holds a Bachelor’s Degree in Business Administration from the Isenberg School of Management at the University of Massachusetts at Amherst and is a graduate of the New England School for Financial Studies.

Joe Reilly, CEO of BankProv, expressed his enthusiasm about Mr. Fisher joining the executive leadership team, stating, "We are delighted to announce Ken's appointment as CFO of BankProv. His extensive experience and proven track record in financial services make him an invaluable asset to our organization as we continue to innovate and grow."

In response to his appointment, Mr. Fisher remarked, "I am thrilled to join BankProv and be part of a team that is committed to driving innovation in the banking industry. I look forward to contributing to the continued success and growth of the company."

About BankProv

Provident Bancorp, Inc. (NASDAQ:PVBC) is the holding company for BankProv, a full-service commercial bank headquartered in Massachusetts. With retail branches in the Seacoast Region of Northeastern Massachusetts and New Hampshire, as well as commercial banking offices in the Manchester/Concord market in Central New Hampshire, BankProv delivers a unique combination of traditional banking services and innovative financial solutions to its markets. Founded in Amesbury, Massachusetts in 1828, BankProv holds the honor of being the 10th oldest bank in the nation. The Bank insures 100% of deposits through a combination of insurance provided by the Federal Deposit Insurance Corporation (FDIC) and the Depositors Insurance Fund (DIF). For more information, visit bankprov.com.

Forward-Looking Statements

This news release may contain certain forward-looking statements, such as statements of the Company's or the Bank's plans, objectives, expectations, estimates and intentions. Forward-looking statements may be identified by the use of words such as, "expects," "subject," "believe," "will," "intends," "may," "will be" or "would." These statements are subject to change based on various important factors (some of which are beyond the Company's or the Bank's control) and actual results may differ materially. Accordingly, readers should not place undue reliance on any forward-looking statements (which reflect management's analysis of factors only as of the date on which they are given). Readers should carefully review the risk factors described in other documents that the Company files from time to time with the Securities and Exchange Commission, including Annual and Quarterly Reports on Forms 10-K and 10-Q, and Current Reports on Form 8-K.